Pricing Supplement dated October 3, 1999                         Rule #424(b)(3)
(To Prospectus dated May 3, 1999)                             File No. 333-74575

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                            ADVANTA INVESTMENT NOTES

                                                                        Annual
                                                                      Percentage
Term                             Interest Rate                          Yield*
----                             -------------                        ----------
3 month                              6.77%                               7.00%

6 month                              8.30%                               8.65%

12 month                             8.94%                               9.35%

18 month                             9.08%                               9.50%

24 month                             9.21%                               9.65%

30 month                             9.26%                               9.70%

48 month                             9.35%                               9.80%

60 month                             9.53%                              10.00%


                    REDIRESERVE VARIABLE RATE CERTIFICATES**

                                                                        Annual
                                                                      Percentage
      Tier                             Interest Rate                    Yield*
      ----                             -------------                  ----------
  $100 to $4,999                           4.60%                         4.71%
$5,000 to $24,999                          7.00%                         7.25%
$25,000 to $49,999                         7.25%                         7.52%
   $50,000 plus                            7.50%                         7.79%

                            Minimum Investment $5,000

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED MAY 3, 1999, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT DATED OCTOBER 3, 1999. SEE "RISK FACTORS" BEGINNING PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL ENTITY.

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

** The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of- the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                            FOR MORE INFORMATION CALL
                                 1-800-223-7074